Exhibit 4.3

ACCESSION LETTER

To:	Sumitomo Mitsui Banking Corporation Europe Limited as Agent

From:	Knutsen Shuttle Tankers 19 AS, Knutsen NYK Offshore Tankers AS and KNOT Offshore Partners LP

Dated: 30 November 2016

Dear Sirs,

Knutsen Shuttle Tankers 19 AS – USD 90,000,000 Facility Agreement

dated 17 December 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	KNOT Offshore Partners LP (“KNOP”) agrees to become the Guarantor with respect to all amounts outstanding under the Agreement and to be bound by the terms of the Agreement as the Guarantor pursuant to Clause 26.2 (KNOP as replacement Guarantor) of the Agreement. KNOP is a company duly incorporated under the laws of the Marshall Islands.

3.	KNOP’s administrative details are as follows:

Address: 2 Queen’s Cross

Aberdeen

Aberdeenshire AB15 4YB

United Kingdom

Fax no.: +44 (0) 1224 624891

Attention: CFO/CEO

4.	We confirm that the Repeating Representations are made by each of Knutsen Shuttle Tankers 19 AS and Knutsen NYK Offshore Partners LP on the date of this Accession Letter and that all Repeating Representations are true in all material respects on that date.

5.	This Accession Letter is governed by Norwegian law and KNOP has appointed Knutsen NYK Offshore Tankers AS as its process agents in respect of this Accession Letter and the other Finance Documents.

Yours faithfully

/s/ JAN J. GREVE
Jan J. Greve Attorney-in-fact authorised signatory for Knutsen Shuttle Tankers 19 AS

/s/ JAN J. GREVE
Jan J. Greve Attorney-in-fact authorised signatory for Knutsen NYK Offshore Tankers AS

/s/ John Costain
authorised signatory for KNOT Offshore Partners LP